EXHIBIT 5.1

November 12 , 2009

Board of Directors
American River Bankshares
3100 Zinfandel Drive, Suite 450
Rancho Cordova, California 95670

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

          We are acting as counsel to American River Bankshares, a California corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 666-162616) , and any amendments thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission (the “SEC”) by the Company on or about the date hereof under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed issuance and sale by the Company of up to an aggregate of $22 million of the Company’s shares of common stock, no par value, plus an amount of additional shares up to 15% to cover over-allotments, if any, pursuant to an underwriters’ over-allotment option (collectively, the “Common Stock” and all the transactions contemplated by the offering of the Common Stock, the “Offering”) pursuant to an underwriting agreement to be entered into by and between the Company and Howe Barnes Hoefer & Arnett, Inc. on behalf of themselves and as the representative for the several Underwriters named therein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

          We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation of the Company, as amended and as in effect on and as of the date hereof, the Bylaws of the Company, as amended and as in effect on and as of the date hereof, records of relevant corporate proceedings with respect to the Offering and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also reviewed the Registration Statement to be filed with the SEC with respect to the Common Stock.

          In connection with our representation of the Company, and as a basis for the opinion herein, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

1740 Technology Drive, Suite 205•San Jose, California 95110
Telephone: (408) 452-1476•Facsimile: (408) 452-1487•Website: www.DoddMason.com
Partners: Glenn T. Dodd•Joseph G. Mason•Rick J. George (Retired)

DODD • MASON • GEORGE LLP

November 12 , 2009

          On the basis of the foregoing, we are of the opinion that the Common Stock has been duly authorized and when issued and delivered against payment therefor as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein.

Very truly yours,

/s/Dodd•Mason•George LLP